                                                                  Exhibit 7

                            INSIGHT HEALTH SERVICES CORP.

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                       OF CONVERTIBLE PREFERRED STOCK, SERIES D

                (Pursuant to Section 151(g) of the General Corporation
                            Law of the State of Delaware.)

    InSight Health Services Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the certificate of incorporation of the Company, as amended, the Board unanimously adopted the following resolutions on October 14, 1997 authorizing the issuance of the Series D Convertible Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the certificate of incorporation or bylaws of the Company:

    RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of 3,500,000 shares of $.001 par value preferred shares, such series to consist of 632,266 shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

    SECTION 1.     DESIGNATION.

    The Preferred Stock created and authorized hereby shall be designated as the "Convertible Preferred Stock, Series D" (hereinafter called the "SERIES D PREFERRED STOCK"). The number of shares of Series D Preferred Stock shall be 632,266 and no more, provided, however, that the Board of Directors of the Company may increase the number of shares of Series D Preferred Stock pursuant to Section 151(g) of the Delaware General Corporation Law, but only in accordance with the provisions of Section 7(c) of the Series B Certificate of Designation and Section 7(c) of the Series C Certificate of Designation.

    SECTION 2.     RANK.

    The Series D Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank senior to all classes of Common Equity of the Company, and to each other class or series of Capital Stock of the Company (except for the Convertible Preferred Stock, Series A (hereinafter called the "SERIES A PREFERRED STOCK")) the terms of which do not expressly provide that it ranks senior to or on a parity with the Series D Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to with the Common Equity of the Company as "JUNIOR SECURITIES"). The Series D Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank on a parity with any class or series of Capital Stock hereafter created which expressly provides that it ranks on a parity with the Series D Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (shares of such a class or series, together with shares of the Series A Preferred Stock, shares of the Convertible Preferred Stock, Series B (the "SERIES B PREFERRED STOCK"), and shares of the Convertible Preferred Stock, Series C (the "SERIES C PREFERRED STOCK") are, collectively, the "PARITY SECURITIES"). The Series D Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank junior to each class or series of Capital Stock hereafter issued in accordance with Section 10 hereof and which expressly provides that it ranks senior to the Series D Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company ("SENIOR SECURITIES"). Any purported Supervoting Securities that were not created, authorized or issued in accordance with Section 10 hereof shall be deemed for all purposes related to voting rights to be identical to Common Stock, including, without limitation, as to voting rights with respect to the election of directors and all other matters submitted to a vote of stockholders.

    SECTION 3.     DIVIDENDS.

    (a) The Company may (when, as and if declared by the Board of Directors of the Company) declare and pay dividends, out of the entire assets and funds of the Company legally available therefor, to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the common stock, $.001 par value per share, of the Company (the "COMMON STOCK") ratably based on the number of shares of Common Stock held by each such Holder (assuming full conversion of all such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock into Common Stock).

    (b) Holders of shares of the Series D Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities, except for the Common Stock.

    (c) Holders of shares of the Series D Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof on a pro rata basis with respect to any dividends upon any Parity Securities.

    SECTION 4.     LIQUIDATION PREFERENCE.

    (a) Upon any Liquidating Event with respect to the Company, the Holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $.001 per share of Series D Preferred Stock (the "LIQUIDATION PREFERENCE"), plus an amount in cash equal to any declared but unpaid dividends thereon, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, Common Stock. In addition, holders of shares of Series D Preferred Stock shall be entitled to receive any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company pari passu with shares of Common Stock, on a pro rata basis (assuming full conversion of all shares of Series D Preferred Stock into Common Stock). If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series D Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the holders of outstanding shares of Series D Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

    (b) "LIQUIDATING EVENT" shall mean, with respect to any Person, any of the following events: (i) the commencement by such Person of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against such Person with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of such Person; (iii) the commencement by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(iv) the commencement against such Person of any proceeding set forth in the preceding clause (iii), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (v) the adjudication of such Person insolvent or bankrupt, or the adoption by such Person of a plan of liquidation; (vi) the occurrence of any Change of Control with respect to such Person or (vii) the filing of a certificate of dissolution in respect of the Company with the Secretary of State of the State of Delaware; in any of cases (i) through (vi) above, in a single transaction or series of related transactions.

    SECTION 5.     CONVERSION

    (a) Each holder of Series D Preferred Stock shall have the right, at its option, to convert, subject to the terms and provisions of this Section 5, all or any part of its Series D Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from multiplying the number of shares of Series D Preferred Stock to be converted by the Conversion Multiple. The person or persons entitled to receive the shares of Common Stock upon conversion of such shares of Series D Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock on the date such holder or holders deliver certificates representing the shares of Series D Preferred Stock to be converted to the Company as set forth in Section 5(b) below (the "CONVERSION DATE").

    (b) In order to convert all or any portion of its outstanding Series D Preferred Stock into shares of Common Stock, the holder of such Series D Preferred Stock shall deliver certificates representing the shares of Series D Preferred Stock to be converted to the Company at its principal office, together with written notice that it elects to convert those shares of Series D Preferred Stock into shares of Common Stock in accordance with the provisions of this Section 5. Such notice shall specify the number of shares of Series D Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered.

    SECTION 6.     GENERAL PROVISIONS RELATING TO CONVERSION

    The following provisions shall be applicable to any conversion pursuant to Section 5 hereof.

    (a) As promptly as practicable after the surrender as hereinabove provided of certificates representing shares of Series D Preferred Stock converted or to be converted into shares of Common Stock, the Company shall deliver or cause to be delivered to the holder, or the holder's designee, certificates representing the number of fully paid and non-assessable shares of Common Stock into which the shares of Series D Preferred Stock are converted, and, if less than the entire number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series D Preferred Stock not so converted. So long as any shares of Series D Preferred Stock remain outstanding, the Company shall not close its Common Stock transfer books. The issuance of certificates representing shares of Common Stock issued upon the conversion of shares of Series D Preferred Stock shall be made without charge to the holder of Series D Preferred Stock for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax if the shares of Common Stock are to be registered in a name different from that of the registered holder of Series D Preferred Stock).

    (b) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to a whole share.

    (c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series D Preferred Stock and the exercise of the Warrants and the GE Warrants, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series D Preferred Stock then outstanding and the issuance of Common Stock in respect of the Warrants and the GE Warrants. The Company shall take at all times such corporate action as shall be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series D Preferred Stock and the exercise of the then outstanding Warrants and GE Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock and the exercise of all the then outstanding Warrants and GE Warrants, in addition to such other remedies as shall be available to the holders of the Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such numbers of shares as shall be sufficient for such purpose, including but not limited to promptly calling and holding a meeting of the Company's stockholders, at which the Company's stockholders shall vote on a proposed amendment to the Certificate of Incorporation that would so increase the number of authorized shares of Common Stock, a favorable vote for which amendment shall have been recommended to the Company's stockholders by the Board of Directors, pursuant to a duly and validly adopted resolution of the Board of Directors setting forth the amendment proposed and declaring its advisability, all in accordance with Section 242 of the Delaware General Corporation Law.

    (d) If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange, NASD, Inc., Nasdaq or other regulatory body under any federal or state law, federal or state regulation, rule of NASD, Inc., Nasdaq or otherwise, before such shares may be validly issued or delivered upon conversion, the Company shall, in good faith and as expeditiously as practicable, endeavor to secure such registration, listing or approval, as the case may be.

    (e) All shares of Common Stock that may be issued upon conversion of the Series D Preferred Stock shall upon issuance by the Company be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

    (f) In the event of any taking by the Company of a record of the holders of any class of Capital Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of Capital Stock or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series D Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

    (g) The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and Sections 5 and 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series D Preferred Stock against impairment of any kind.

    SECTION 7.     CONVERSION MULTIPLE.

    (a)  As used herein, the "CONVERSION MULTIPLE" shall initially be ten
(10), subject to adjustment as set forth below.

    (b) If the Company at any time subdivides (by any stock split, stock dividend, reclassification, recapitalization or otherwise) one or more classes or series of its outstanding shares of Common Equity into a greater number of shares, the Conversion Multiple in effect immediately prior to such subdivision shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes or series of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Multiple in effect immediately prior to such combination shall be proportionately decreased.

    (c) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a way that the holders of Common Equity are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash, debt instruments or assets with respect to or in exchange for Common Equity is referred to herein as a "CORPORATE CHANGE." In case of any Corporate Change, each share of Series D Preferred Stock then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such Corporate Change by the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to the holders of shares of Series D Preferred Stock such shares of stock, securities, cash, debt instruments or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

    (d) If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions, then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Multiple so as to protect the rights of the holders of the shares of Series D Preferred Stock; provided that no such adjustment shall decrease the Conversion Multiple obtainable as otherwise determined pursuant to this
Section 7.

    (e) If the Company declares or pays a dividend upon the Common Equity payable otherwise than out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Company shall pay to each holder of a share of Series D Preferred Stock at the time of payment thereof the Liquidating Dividend which would have been paid to such holder on the Common Stock such holder would have owned had such holder fully exercised its right to convert the shares of Series D Preferred Stock into shares of Common Stock immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Equity entitled to such dividends are to be determined.

    SECTION 8.     NO REDEMPTION.

         The shares of Series D Preferred Stock shall not be subject to mandatory redemption by the Company.

    SECTION 9.     VOTING RIGHTS AND RELATED PROVISIONS.

    (a) Shares of Series D Preferred Stock (i) shall only be issuable to holders of shares of Series B Preferred Stock and Series C Preferred Stock and (ii) shall only be issuable upon the terms and conditions set forth in the Series B Certificate of Designation and Series C Certificate of Designation. The holders of shares of the Series D Preferred Stock shall have the right to vote with the holders of Common Stock with respect to all matters submitted to a shareholder vote (except for the election of directors, which will be governed by Sections 9(b) through 9(f) below), with each share of Series D Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such share of Series D Preferred Stock then is convertible.

    (b) Upon a Type B Event Date, without any action on the part of the Company or the Board, the number of members of the Board shall be increased automatically by the smallest whole number that will result in at least the Type B Percentage (but less than 66 2/3%) of the members of the Board being Series D Directors. Immediately following such Type B Event Date, the holders of Series D Preferred Stock shall have the right to elect all of such number of new directors (the "CONVERSION DIRECTORS"), such election to occur pursuant to the Series D Selection Procedure. The Conversion Directors shall immediately upon such election become members of the Board of Directors as Series D Directors. The term of the Conversion Directors shall run until the third annual meeting of stockholders following the Type B Event Date.
"SERIES D DIRECTORS" shall mean, collectively, any Preferred Stock Directors and any Conversion Directors. After a Type B Event Date and until the expiration of the terms of office of directors serving as members of the board of directors immediately prior to the second annual meeting of stockholders following a Type B Event Date, the board of directors shall comprise: (i) one Joint Director; (ii) three Preferred Stock Directors;
(iii) not less than four (4) nor more than five (5) additional directors elected by holders of shares of Common Equity and (iv) the Conversion Directors. At and after the second annual meeting of stockholders after the Type B Event Date, upon expiration of the term of any director, such position shall be subject to election by holders of shares of Common Stock and Series D Preferred Stock, voting as a class, with each share of Series D Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such share of Series D Preferred Stock then is convertible; the directors so elected shall not be designated as to series or class of Capital Stock. Upon the expiration of the terms of the Conversion Directors, their successors shall be classified into three (3) classes as nearly equal in number as possible, with appropriate terms of office.

    (c) Immediately following a Type B Event Date, any Preferred Stock Director already serving as a member of the Board shall continue to serve in such position until the expiration of his term and the election and qualification of a successor, or until his earlier death, resignation or retirement. Any vacancy, for any reason, in the position of a Series D Director prior to the second annual meeting of stockholders after a Type B Event Date, shall be filled by majority vote of the Series D Directors then serving. Until the second annual meeting following a Type B Event Date, election of Series D Directors to succeed those whose terms expire prior to such second annual meeting shall be solely by holders of the Series D Preferred Stock, and shall follow the Series D Selection Procedure. A Series D Director may be removed, with or without cause, by the holders of Series D Preferred Stock, in compliance with the requirements of Section 141(k)(2) of the Delaware General Corporation Law. A Series D Director shall not be removed, with or without cause, otherwise than as described in this Section 9(c).

    (d) Until the second annual meeting after the Type B Event Date, upon expiration of the term of the Joint Director, such position shall be subject to nomination, approval by the board of directors and election by the holders of Common Stock in the same fashion as provided in the Series B and C Certificates of Designation for the period before a Type B Event Date, except that until the second annual meeting after the Type B Event Date, such nomination shall be by holders of a majority of the then outstanding shares of Series D Preferred Stock. Until the second annual meeting after the Type B Event Date, any vacancy in the position of Joint Director shall be filled in the same fashion as provided in the Series B and C Certificates of Designation for the period before a Type B Event Date.

    (e) Until the second annual meeting after the Type B Event Date, upon expiration of the term of any director who is neither a Series D Director nor the Joint Director, such position shall be subject to election by holders of shares of Common Stock only.

    (f) Shares of Series D Preferred Stock shall be deemed to be shares "entitled to vote" or entitled to vote in the election of directors" for purposes of the provisions of the Certificate of Incorporation that employ such terms, and, for purposes of such provisions at any time, each outstanding share of Series D Preferred Stock shall count as such number of shares of Common Stock into which such share of Series D Preferred Stock is then convertible pursuant to Sections 5 and 6 hereof.

    (g) If a Type B Event Date occurs prior to October 14, 1999, then the following provisions shall apply:

         (1) From such Type B Event Date until the second subsequent annual stockholders meeting of the Company after such Type B Event Date, none of the following actions or transactions shall be effected by the Company or approved by the Company as a stockholder of any Subsidiary of the Company, and neither the Initial Purchaser nor any other holder of shares of Series D Preferred Stock (other than a holder pursuant to either a transfer permitted under Rule 144 under the Securities Act of 1933, as amended, or a transfer pursuant to a registered offer under registration rights from the Company) shall engage in, or be a party to, any of the following actions or transactions involving the Company or any Subsidiary of the Company, if, as of the record date for the determination of the stockholders entitled to vote thereon, or consent thereto, any other Person which obtained its equity interest in the Company as a result of a transfer of securities from the Initial Purchaser or any other Person referred to in clauses (A) through (D) of this sentence beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the Company entitled to vote:

              (A) any merger or consolidation of the Company or any of its Subsidiaries with or into such other Person;

              (B) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Company or any of its Subsidiaries to such other Person;

              (C) the issuance or delivery of any voting securities of the Company or any of its Subsidiaries to such other Person in exchange for cash, other assets or securities, or a combination thereof; or

              (D)  any dissolution or liquidation of the Company;

    PROVIDED, HOWEVER, that such prohibition shall not apply with respect to any such action or transaction approved by (I) the affirmative vote of not less than eighty percent (80%) of the outstanding shares of the Company entitled to vote or (II) at least two-thirds (2/3) of the directors of the Company (which must include either (i) the Joint Director, if either (x) such Joint Director served in such position as of the Type B Event Date of
    (y) such Joint Director has been approved by a majority of the directors who were Common Stock Directors as of the Type B Event Date or (ii) at least one director who was a Common Stock Director prior to the Type B Event Date, unless neither the Joint Director, nor any of such Common Stock Directors continue to serve on the Board of Directors at such time). For purposes of this Section 9(g) a Person shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of the Company (A) which it has the right to acquire pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise, or (B) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (A) above), by any other corporation, person or other entity (x) with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company or (y) which is its "affiliate" or "associate" as those terms are defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

No transfer of Series D Preferred Stock may be made by a Person who obtained shares of Series D Preferred Stock upon conversion of Series B Preferred Stock or Series C Preferred Stock, unless prior thereto, the transferee in such transfer shall have entered into an agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by the terms of this Section 9(g). Notwithstanding anything to the contrary contained in this Section 9(g), such Person shall not need any approval by any directors, the Board of Directors or any stockholders under this Section 9 in order to transfer, sell or assign any of its Series D Conversion Shares in any of the following transactions (i) a transfer to an Initial Purchaser Affiliate (as defined in the Series B Certificate of Designation) or an Affiliate of the Initial Purchaser (as defined in the Series C Certificate of Designation, in either case as of the Initial Issue Date, (provided that prior to any such transfer such Initial Purchaser Affiliate or such Affiliate of the Initial Purchaser shall have delivered to the Company its written agreement to be bound by the terms of this Section 9(g); (ii) a transfer permitted under Rule 144 under the Securities Act of 1933, as amended; or (iii) a transfer pursuant to a registered offering under registration rights from the Company.

SECTION 10.   PROTECTIVE PROVISIONS.

    Without limiting the provisions of any other Series of Preferred Stock, the Company shall not take, and shall cause its Subsidiaries not to take, any of the following actions without the affirmative vote of holders of at least sixty-seven percent (67%) of the shares of the Series D Preferred Stock then outstanding:

    (a) create, authorize or issue any shares of Series D Preferred Stock or any class or series of Supervoting Securities or shares of any such class or series;

    (b) reclassify any authorized stock of the Company into Series D Preferred Stock or any class or series of Supervoting Securities or shares of such class or series;

    (c) increase or decrease the authorized number of shares of Series D Preferred Stock or any class or series of Supervoting Securities or shares of any such class or series.

    The rights provided to holders of shares of Series D Preferred Stock in this Section 10 shall be in addition to and not in lieu of the other rights and protections granted to the holders of the shares of Series D Preferred Stock hereunder.

    SECTION 11.    REISSUANCE OF SERIES D PREFERRED STOCK.

    Shares of Series D Preferred Stock that have been issued and reacquired or converted in any manner, including shares purchased, redeemed, exchanged, or converted into shares of Common Equity, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that such shares may not in any event be reissued as Series D Preferred Stock.

    SECTION 12.    BUSINESS DAY.

         If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

    SECTION 13.    DEFINITIONS.

    As used in this Certificate, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of a majority or more of the voting securities of a Person shall be deemed to be control.

    "AMENDED BYLAWS" means the Amended and Restated Bylaws of the Company, as in effect from time to time.

    "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CERTIFICATE OF INCORPORATION" means the certificate of incorporation (as defined in Section 104 of the Delaware General Corporation Law) of the Company in effect on the date hereof, including, without limitation, the Series A, Series B, Series C and Series D Certificates of Designation.

    "CHANGE OF CONTROL" with respect to a Person shall be deemed to have occurred (i) at such time as any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) at any time shall directly or indirectly acquire more than 40% in outstanding voting power of such Person,
(ii) at such time as during any one year period, individuals who at the beginning of such period constitute such Person's board of directors or other governing body cease to constitute at least a majority of such board or governing body (provided, however, that a change in directors upon a Type B Event Date shall not be deemed to cause a Change in Control pursuant to this clause (ii)), (iii) upon consummation of a merger or consolidation of such Person into or with another Person in which the shareholders of the subject Person immediately prior to the consummation of such transaction shall own less than Fifty Percent (50%) of the voting securities of the surviving Person (or the parent corporation of the surviving Person where the surviving Person is wholly-owned by the parent corporation) immediately following the consummation of such transaction or (iv) the sale, transfer or lease of all or substantially all of the assets of such Person, in any of cases (i), (ii),
(iii) or (iv) in a single transaction or series of related transactions; PROVIDED, that no Change of Control hereunder with respect to the Company shall be deemed to occur solely by reason of (x) the ownership by the Majority Holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or any Affiliate thereof of any Capital Stock of the Company or (y) the conversion of shares of Series D Preferred Stock into Common Stock.

    "COMMON EQUITY" means all shares now or hereafter authorized of any class of common stock of the Company (including the Common Stock) and any other stock of the Company, however designated, authorized after the date hereof, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

    "COMMON STOCK" has the meaning set forth in Section 3(a).

    "COMMON STOCK DIRECTOR" means, for any period prior to any Type B Event Date, any director other than the Joint Director or a director elected by the holders of the Series B Preferred Stock or the Series C Preferred Stock.

    "COMPANY" means InSight Health Services Corp., a Delaware corporation.

    "CONVERSION DATE" has the meaning set forth in Section 5(a).

    "CONVERSION MULTIPLE" has the meaning set forth in Section 7(a).

    "CONVERSION DIRECTORS" has the meaning set forth in Section 9(b).

    "CORPORATE CHANGE" has the meaning set forth in Section 7(c).

    "FISCAL YEAR" means each year ending June 30, or any other fiscal year as approved by the Board of Directors.

    "INITIAL ISSUE DATE" means October 14, 1997.

    "INITIAL PURCHASER" means the Initial Purchasers of the Series B Preferred Stock and the Series C Preferred Stock (as defined in the respective Certificates of Designation).

    "JOINT DIRECTOR" has the meaning set forth in the Series B Certificate of Designation and the Series C Certificate of Designation.

    "JUNIOR SECURITIES" has the meaning set forth in Section 2.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the Company's principal place of business, the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "LIQUIDATING DIVIDEND" has the meaning set forth in Section 7(e).

    "LIQUIDATING EVENT" has the meaning set forth in Section 4(b).

    "LIQUIDATION PREFERENCE" has the meaning set forth in Section 4(a).

    "MAJORITY HOLDERS," at any time, and with respect to any class or series of Capital Stock of the Company, means holders of a majority of the shares of such class or series then outstanding. If the term is used without reference to a particular class or series of Capital Stock of the Company, it means Majority Holders of the Series D Preferred Stock.

    "PARITY SECURITIES" has the meaning set forth in Section 2.

    "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PREFERRED STOCK DIRECTORS" means the Series B Directors and the Series C Director.

    "SENIOR SECURITIES" has the meaning set forth in Section 2.

    "SERIES A CERTIFICATE OF DESIGNATION" means the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock.

    "SERIES A PREFERRED STOCK" has the meaning set forth in Section 2.

    "SERIES B CERTIFICATE OF DESIGNATION" means the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock.

    "SERIES B DIRECTOR" has the meaning set forth in the Series B Certificate of Designation.

    "SERIES B PREFERRED STOCK" has the meaning set forth in Section 1.

    "SERIES C CERTIFICATE OF DESIGNATION" means the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock.

    "SERIES C DIRECTOR" has the meaning set forth in the Series C Certificate of Designation.

    "SERIES C PREFERRED STOCK" has the meaning set forth in Section 2.

    "SERIES D CERTIFICATE OF DESIGNATION" means this document.

    "SERIES D DIRECTOR" has the meaning set forth in Section 9(b).

    "SERIES D PREFERRED STOCK" has the meaning set forth in Section 1.

    "SERIES D SELECTION PROCEDURE" shall mean selection of the Series D Directors by the holders of the shares of Series D Preferred Stock, which election shall employ cumulative voting of the shares of Series D Preferred Stock.

    "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person or by such Person and one or more of its Subsidiaries, or (b) any corporate or non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has an ownership interest and one hundred percent (100%) of the revenue of which is included in the consolidated financial reports of such Person consistent with GAAP.

    "SUPERMAJORITY VOTE" means the affirmative vote of six (6) directors of the Company with respect to the matter subject to such vote.

    "SUPERVOTING SECURITIES" means any class or series of the Company's Capital Stock the holders of which have the right to cast more than one vote per share and/or have the right to elect one or more members of the Board of Directors, voting as a class or series.

    "TYPE B EVENT DATE" has the meaning set forth in Section 6 of the Series C Certificate of Designation and the Series B Certificate of Designation.

    "TYPE B PERCENTAGE" means a percentage equal to (i) the number of shares of Common Stock held by all holders of Series B Preferred Stock and Series C Preferred Stock as of a Type B Event Date (assuming full conversion of all such shares of Series B Preferred Stock and Series C Preferred Stock into Common Stock) divided by (ii) the total number of shares of Common Stock outstanding as of a Type B Event Date (assuming full conversion of all convertible shares of Preferred Stock as of such Type B Event Date); PROVIDED, HOWEVER, that the maximum Type B Percentage shall be sixty-four percent (64%).

    IN WITNESS WHEREOF, InSight Health Services Corp. has caused this Certificate to be executed by its Executive Vice President and Secretary this 14th day of October, 1997.


                                       INSIGHT HEALTH SERVICES CORP.


                                       By:  /s/ Thomas V. Croal
                                            ----------------------------------
                                       Name:  Thomas V. Croal
                                       Office:  Executive Vice President
                                                    and Secretary